UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

Date of report (date of earliest event reported):

October 23, 2007

EXTREME NETWORKS, INC.

(Exact name of registrant as specified in its charter)

Delaware	000-25711	77-0430270
(State or other jurisdiction of incorporation)	(Commission File No.)	(I.R.S. Employer Identification No.)

3585 Monroe Street

Santa Clara, California 95051

(Address of principal executive offices)

Registrant’s telephone number, including area code:

(408) 579-2800

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On October 23, 2007, upon the recommendation of the Nominating and Governance Committee of the Board of Directors (the “Board”) of Extreme Networks, Inc. (the “Company”), the Board elected John Shoemaker to serve as a Class III director of the Board until his successor is elected and qualified or until his earlier resignation or removal. In connection with Mr. Shoemaker’s election, upon the recommendation of the Nominating and Governance Committee of the Board and as authorized by the Company’s Amended and Restated Bylaws, the Board fixed the authorized number of directors on the Board as eight (8), an increase from the authorized number of seven (7) previously in effect. Upon the recommendation of the Nominating and Governance Committee of the Board, the Board also elected Mr. Shoemaker to serve on the Audit Committee of the Board. The press release announcing Mr. Shoemaker’s election to the Board is attached as Exhibit 99.1 to this Current Report on Form 8-K and incorporated herein by reference.

Mr. Shoemaker has three decades of high-technology experience. Beginning in 1990 and continuing through June 2004, Mr. Shoemaker held various executive management positions at Sun Microsystems, a publicly-traded provider of network computing infrastructure solutions, including executive vice president, worldwide operations organizations, and executive vice president and general manager for its Computer Systems Division. Previously, Mr. Shoemaker served in a number of senior executive positions with the Xerox Corporation, a publicly-traded provider of document management technology and services. Mr. Shoemaker received a bachelor’s degree from Hanover College, where he is currently on the Board of Trustees. He also holds a Master of Business Administration degree from Indiana University where he is a member of the School of Business Dean’s Advisory Council and CIO Advisory Council. He has also completed Ph.D. coursework at the Indiana University School of Government and has served on the boards of various private and not-for-profit entities, including the Indiana University Foundation. Mr. Shoemaker is a member of the Boards of Directors of Altera Inc., a publicly-traded provider of programmable logic solutions, and is Chairman of the Board of Directors and a member of the audit committee of SonicWALL, Inc., a publicly-traded designer, developer and manufacturer of comprehensive network security, email security, secure remote access, and backup and recovery solutions.

Pursuant to the Company’s current policies for the compensation of non-employee directors, Mr. Shoemaker will receive the following compensation from the Company:

•	$40,000 in cash compensation annually for his service as a non-employee director.

•	$20,000 in cash compensation annually for his service as a member of the Audit Committee of the Board.

•	Reimbursement of expenses related to attendance of meetings of the Board and its committees.

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An automatic grant of an initial 8,333 shares of the Company’s restricted stock and an initial option to purchase 25,000 shares of the Company’s common stock. Such options and restricted stock grants are made under the Company’s 2005 Equity Incentive Plan or successor plan (the “2005 Plan”), pursuant to the standard option agreement used under the 2005 Plan for directors. The exercise price per share of each such option, and the grant price of each such share of restricted stock, will be the closing sale price of the Company’s common stock on the Nasdaq National Market on the second trading day following the public announcement of quarterly financial results. Such option and restricted stock grant will vest 1/3 each year (or, if earlier in any year, 1/3 on the date of the annual meeting in such year), subject to Mr. Shoemaker’s continuous service on the Board for that period. There is a two year post-termination exercise period for such stock option.

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On the date of each annual meeting of the Company’s stockholders beginning with the 2007 annual meeting, Mr. Shoemaker automatically will be granted 5,000 shares of the Company’s restricted stock and an option to purchase 15,000 shares of the Company’s common stock. Such options and restricted stock grants will be made under the 2005 Plan, pursuant to the standard option agreement used under the 2005 Plan for directors. The exercise price per share of each such option, and the grant price of each such share of restricted stock, will be the closing sale price of the Company’s common stock on the Nasdaq National

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Market at the close of business on the date of grant (the date of the applicable annual meeting). Each such option and restricted stock grant will vest in full on the date one year after the date of grant (or, if earlier, the date of the next subsequent annual meeting), subject to the respective director’s continuous service on the Board for that period.

•

Pursuant to an amended policy adopted by the Board on July 17, 2001, regarding the acceleration of vesting of shares subject to options for directors upon a change-in-control (the “Amended Policy”), in the event of a change in control that occurs prior to Mr. Shoemaker’s termination of service with the Company, the shares subject to options shall be fully vested. The Amended Policy defines a change-in-control as a single or series of sales or exchanges of voting stock, a merger or consolidation, the sale, or transfer of all or substantially all of the assets, or a liquidation wherein the stockholders immediately before the change-in-control do not retain, immediately after the change-in-control, more than 50% of the total combined voting power of the Company or the corporation to which the assets were transferred. This Amended Policy applies to all options granted to Mr. Shoemaker.

Further, on October 23, 2007, current director W. Michael West announced that he will not be standing for re-election to the Board at the Company’s upcoming annual meeting of stockholders for fiscal year 2007.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description
99.1	Press Release dated October 25, 20007, announcing the election of John Shoemaker to the Board of Directors of Extreme Networks, Inc.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: October 25, 2007

EXTREME NETWORKS, INC.

By:	/s/ Karen Rogge
Karen Rogge
Senior Vice President, Chief Financial Officer

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